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Pricing Supplement dated October 3, 2003		                	      Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			               File No. 333-84692
Prospectus Supplement dated April 4, 2002)

		TOYOTA MOTOR CREDIT CORPORATION

		Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $200,000,000			Trade Date: October 3, 2003
Issue Price: See "Plan of Distribution"		Original Issue Date: October 8, 2003
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $199,880,000
    Terms of the Notes -- Interest"		Principal's Discount
Interest Payment Period: Quarterly	 	 or Commission: 0.06%
Stated Maturity Date: October 7, 2005
_________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
        (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
        (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
    [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
    [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
      If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                    [X]  Telerate Page: 3750

  Initial Interest Reset Date: January 7, 2004		Spread (+/-): -0.02%
  Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
  Interest Reset Dates: January 7,  April 7,		Maximum Interest Rate: N/A
     July 7, October 7
   Interest Payment Dates: January 7, April 7,	Minimum Interest Rate:  N/A
     July 7, October 7, commencing		Index Maturity: 3 month
     January 7, 2004				Index Currency: U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from October 8, 2003 to October 7, 2005
  [ ]  Other (see attached)

Redemption:
  [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X] The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
      (If other than U.S. dollars, see attached)
Minimum Denominations:
      (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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	___________________________
	Deutsche Bank Securities


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ADDITIONAL TERMS OF THE NOTES

Interest

 The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on October 6, 2003 minus 0.02%.


Plan of Distribution

 Under the terms of and subject to the conditions of an Appointment Agreement dated as of August 5, 1999 and an Appointment Agreement Confirmation dated October 3, 2003 (collectively, the "Agreement"), between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.94% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Deutsche Bank.

 Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.